                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-46930

                           PROSPECTUS ADDENDUM
                           (TO PROSPECTUS SUPPLEMENT DATED DECEMBER 17, 2002 AND PROSPECTUS DATED FEBRUARY 27, 2003)

          PRINCIPAL PROTECTED NOTES
        UBS AG $17,842,000 NOTES LINKED TO A BASKET OF U.S. EQUITY INDICES DUE OCTOBER 7, 2011

        The initial offering of these securities took place in December 2002. When we initially offered these securities, we prepared a prospectus supplement dated December 17, 2002. We delivered this prospectus supplement attached to a "base" prospectus dated May 17, 2001.

        We have now prepared a new "base" prospectus, dated February 27, 2003. This new base prospectus replaces the original base prospectus dated May 17, 2001. However, since the terms of the securities have remained the same, we are continuing to use the original prospectus supplement.

        As a result, you should read the attached prospectus supplement, which gives the specific terms of your securities, together with the attached new base prospectus dated February 27, 2003. When you read these documents, please note that:

             - Any references in the prospectus supplement to the
               original base prospectus dated May 17, 2001 should be read to refer instead to the attached new base prospectus dated February 27, 2003.

             - Any references to the section "Description of Notes We May
               Offer" in the original base prospectus now refer instead to the section "Description of Debt Securities We May Offer" in the new base prospectus.

             - Any references to the section "Description of Notes We May
               Offer--Legal Ownership of Notes" in the original base prospectus now refer instead to the section "Legal
               Ownership and Book-Entry Issuance" in the new base prospectus.

             - Any references to the section "Considerations Relating to
               Indexed Notes" in the original base prospectus now refer instead to the section "Considerations Relating to Indexed Securities" in the new base prospectus.

        In addition, please disregard the table of contents for the original base prospectus dated May 17, 2001 that is provided on the back cover of the attached prospectus supplement. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

        UBS AG, UBS Warburg LLC and other affiliates of UBS AG may use this prospectus addendum, together with the attached prospectus supplement and new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see "Supplemental Plan of Distribution" in the attached prospectus supplement and "Plan of Distribution" in the attached base prospectus.

        UBS WARBURG
        Prospectus Addendum dated February 27, 2003
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